Exhibit 99.1

GMS Reports Fourth Quarter and Fiscal Year 2023 Results

Record Levels of Full Year Net Sales, Net Income, Adjusted EBITDA and Cash Flow Generation

Tucker, Georgia, June 22, 2023. GMS Inc. (NYSE: GMS), a leading North American specialty building products distributor, today reported financial results for the fourth quarter and fiscal year ended April 30, 2023.

Fourth Quarter Fiscal 2023 Highlights

(Comparisons are to the fourth quarter of fiscal 2022 unless otherwise noted)

•	Net sales of $1,304.1 million increased 1.2%; organic net sales increased 0.7%. On a per day basis, net sales were up 2.8% and organic net sales increased 2.2%.

•	Net income of $75.6 million decreased 1.2% from $76.5 million a year ago. Net income per diluted share of $1.80 increased from $1.75 a year ago; Adjusted net income of $88.6 million, or $2.11 per diluted share, compared to $91.3 million, or $2.09 per diluted share.

•	Adjusted EBITDA of $154.3 million compared to $154.2 million; Adjusted EBITDA margin was 11.8% compared to 12.0% a year ago.

•	Cash provided by operating activities of $204.8 million, compared to $199.5 million. Free cash flow of $185.4 million, compared with $191.6 million.

•	Repurchased 496,737 shares of common stock for $27.9 million at an average cost per share of $56.15, compared to 348,197 shares for $17.6 million at an average cost per share of $50.63 in the prior year quarter.

•	Completed two strategic acquisitions, enhancing service, product offerings and reach in the greater Chicago and Toronto areas; Also, opened a greenfield yard and two new AMES store locations.

•	Net debt leverage was 1.4 times as of the end of the fourth quarter of fiscal 2023, down from 1.6 times at the end of the third quarter of fiscal 2023 and down from 1.8 times at the end of the fourth quarter of fiscal 2022.

Full Year Fiscal 2023 Highlights

(Comparisons are to the full year of fiscal 2022, unless otherwise noted.)

•	Net sales of $5,329.3 million increased 15.0%; organic net sales increased 12.7%.

•	Net income of $333.0 million increased 21.8% compared to net income of $273.4 million. Net income per diluted share of $7.82 increased from $6.23 a year ago; Adjusted net income of $395.7 million increased 20.3% compared to $328.8 million. Adjusted net income per diluted share of $9.29 increased from $7.49 a year ago.

•	Adjusted EBITDA of $665.7 million increased $98.8 million, or 17.4%; Adjusted EBITDA margin improved 30 basis points to 12.5% from 12.2%.

•	Cash provided by operating activities improved from $179.6 million a year ago to $441.7 million. Similarly, free cash flow grew from $138.5 million in fiscal 2022 to $389.1 million.

•	Repurchased 2.3 million shares of common stock for $110.6 million at an average cost per share of $48.74, compared with 715,709 shares repurchased during fiscal 2022 for $35.5 million at an average cost per share of $49.59.

•	Demonstrating the continued execution of its strategic priorities, including Platform Expansion and Complementary Product growth, the Company completed four acquisitions, opened six greenfield yard locations and added 11 AMES stores to its portfolio.

“GMS’s fourth quarter results marked a solid finish to a year of record full-year levels of net sales, net income, adjusted EBITDA and cash flow generation,” said John C. Turner, Jr., President and Chief Executive Officer of GMS. “Our scale and balanced mix of products and customers enabled us to capitalize on strong demand in multi-family residential and continued growth in commercial. These demand tailwinds, coupled with favorable pricing in Wallboard, Ceilings and Complementary Products, contributed to our record results despite significantly lower steel prices and soft single-family residential activity in the back half of our fiscal year. Plus, our team closed out the year with our ninth straight quarter of year-over-year growth in Adjusted EBITDA despite having one less selling day in the quarter.”

Turner continued, “We continued to make progress on our four strategic priorities in fiscal 2023. Specifically, we focused on ensuring product availability and delivering exceptional customer service in our efforts to grow our share in our core products, and we took steps to further expand our Complementary Products. During the fourth quarter, we were pleased to announce the completion of two acquisitions, a new greenfield yard location and two new AMES store openings, all of which grow and strengthen our footprint, scale and product offerings.”

“We ended the year with a strong balance sheet, which we believe will enable us to continue executing our strategy and to invest in key growth and expansion opportunities. Looking ahead, given our scale, expertise, breadth of product offerings and commitment to providing outstanding service, we believe we are well-positioned to navigate the current slowdown in single-family activity and the resultant shift in demand toward multi-family and commercial projects. Moreover, given the limited inventory of existing homes and the structural need for residential housing, we are also encouraged by recent improvement in starts activity and builder sentiment as we look later into our year.”

Fourth Quarter Fiscal 2023 Results

Net sales for the fourth quarter of fiscal 2023 of $1.30 billion increased 1.2% as compared with the prior year quarter, primarily due to strong levels of multi-family construction activity, continued recovery in commercial construction and resilient pricing in Wallboard, Ceilings and Complementary Products, partially offset by declining single-family construction demand and lower year-over-year prices in Steel framing. Organic net sales increased 0.7%.

Excluding the impact from one less selling day in the fourth quarter of fiscal 2023 compared to the same period a year ago, net sales and organic net sales were up 2.8% and 2.2%, respectively.

Fourth quarter year-over-year sales by product category were as follows:

·	Wallboard sales of $544.7 million increased 10.9% (up 11.4% on an organic basis).

·	Ceilings sales of $155.1 million increased 4.2% (up 3.8% on an organic basis).

·	Steel framing sales of $223.8 million decreased 19.2% (down 19.1% on an organic basis).

·	Complementary Product sales of $380.5 million increased 2.3% (flat on an organic basis).

For more details on sales by product category, including per day organic sales due to volume and/or price, mix and foreign exchange, please refer to the tables included at the back of this press release.

Gross profit of $424.5 million increased 2.8% compared to the fourth quarter of fiscal 2022, and gross margin improved 50 basis points to 32.5%, both primarily due to the successful pass through of product price inflation, favorable product mix from strong multi-family conditions and improving commercial Wallboard demand. Solid, double-digit growth in the sales of certain Complementary Products such as insulation, tools & fasteners and EIFS, along with accretive gross margins from acquisitions were also contributors.

Selling, general and administrative (“SG&A”) expense leverage during the quarter was negatively impacted by deflationary dynamics related to the price of steel and softened demand in single-family construction, the latter of which resulted in a relative mix shift in end market volumes. While this end market shift was favorable to gross margin, it also requires a higher operational cost to serve. Inflationary wages and higher facilities costs also contributed to the year-over-year variance. As a result, SG&A as a percentage of net sales increased 90 basis points to 21.45% for the quarter compared to 20.52% in the fourth quarter of fiscal 2022. Adjusted SG&A expense as a percentage of net sales of 20.89% increased 70 basis points from 20.17% in the prior year quarter.

All in, and inclusive of a 27.5% increase in interest expense, net income decreased 1.2% to $75.6 million compared to net income of $76.5 million in the fourth quarter of fiscal 2022. Including the impact of increased share repurchase activity, net income per diluted share of $1.80 increased from $1.75 per diluted share in the fourth quarter of fiscal 2022. Adjusted net income was $88.6 million, or $2.11 per diluted share, compared to $91.3 million, or $2.09 per diluted share, a year ago.

Adjusted EBITDA of $154.3 million compared to $154.2 million in the prior year quarter. Adjusted EBITDA margin of 11.8% decreased 20 basis points compared to 12.0% recorded a year ago.

Balance Sheet, Liquidity and Cash Flow

As of April 30, 2023, the Company had cash on hand of $164.7 million, total debt of $1.1 billion and $759.2 million of available liquidity under its revolving credit facilities. Net debt leverage was 1.4 times as of the end of the quarter, down from 1.8 times at the end of the fourth quarter of fiscal 2022.

The Company generated cash from operating activities and free cash flow of $204.8 million and $185.4 million, respectively, for the quarter ended April 30, 2023. For the quarter ended April 30, 2022, the Company generated cash from operating activities and free cash flow of $199.5 million and $191.6 million, respectively. The increase in cash flow from operating activities was primarily due to larger increases in inventory and accounts receivable in the prior year period to support volume and inflationary based sales growth and ensure product availability amid a constrained supply chain environment.

During the quarter, the Company repurchased 496,737 shares of common stock for $27.9 million. As of April 30, 2023, the Company had $100.2 million of share repurchase authorization remaining.

Platform Expansion Activities

During the fourth quarter of fiscal 2023, the Company continued the execution of its platform expansion activities with two strategic acquisitions, both of which closed on April 3, 2023.

First, as a leading distributor of wallboard, ceilings and related construction products to the greater Chicago, IL area, the addition of Engler, Meier & Justus, Inc. (“EMJ”) enabled GMS to expand its presence in that market, enhancing service levels and extending its reach. Additionally, in the Southeastern U.S., EMJ distributes EIFS-related products, which is one of the key product categories that the Company is focused on growing as part of its drive to expand its Complementary Product offerings. Second, the acquisition of Blair Building Materials, Inc. (“Blair”) enabled the further scaling of Complementary Products in the greater Toronto, Canada area.

Also during this period, the Company opened a greenfield yard in Ottawa, Canada and two AMES store locations in Myrtle Beach, SC and Olive Branch, MS.

Subsequent Event - Refinancing Activities

On May 12, 2023, subsequent to the end of its fiscal 2023 fourth quarter, the Company refinanced its term loan, extending its maturity date by seven years. The new borrowings consist of a $500 million term loan facility due in 2030, which bears interest at a floating rate per annum of SOFR plus 3.0%.

Also, in connection with the amendment to the Term Loan Facility, the Company entered into new interest rate swap agreements to eliminate the variability of interest payment cash flows associated with the variable interest rates under the Term Loan Facility and otherwise hedge exposure to future interest rate moves.

For additional information on these transactions, please see the Company’s Form 8-K filed on May 12, 2023.

Conference Call and Webcast

GMS will host a conference call and webcast to discuss its results for the fourth quarter and full year fiscal 2023, which ended on April 30, 2023, and other information related to its business at 8:30 a.m. Eastern Time on Thursday, June 22, 2023. Investors who wish to participate in the call should dial 877-407-3982 (domestic) or 201-493-6780 (international) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.gms.com. There will be a slide presentation of the results available on that page of the website as well. Replays of the call will be available through July 22, 2023 and can be accessed at 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13738770.

About GMS Inc.

Founded in 1971, GMS operates a network of more than 300 distribution centers with extensive product offerings of wallboard, ceilings, steel framing and complementary construction products. In addition, GMS operates over 100 tool sales, rental and service centers, providing a comprehensive selection of building products and solutions for its residential and commercial contractor customer base across the United States and Canada. The Company’s unique operating model combines the benefits of a national platform and strategy with a local go-to-market focus, enabling GMS to generate significant economies of scale while maintaining high levels of customer service.

Use of Non-GAAP Financial Measures

GMS reports its financial results in accordance with GAAP. However, it presents Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin, which are not recognized financial measures under GAAP. GMS believes that Adjusted net income, free cash flow, Adjusted SG&A, Adjusted EBITDA, and Adjusted EBITDA margin assist investors and analysts in comparing its operating performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s management believes Adjusted net income, Adjusted SG&A, free cash flow, Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends in its operating results, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which the Company operates and capital investments. In addition, the Company utilizes Adjusted EBITDA in certain calculations in its debt agreements.

You are encouraged to evaluate each adjustment and the reasons GMS considers it appropriate for supplemental analysis. In addition, in evaluating Adjusted net income, Adjusted SG&A and Adjusted EBITDA, you should be aware that in the future, the Company may incur expenses similar to the adjustments in the presentation of Adjusted net income, Adjusted SG&A and Adjusted EBITDA. The Company’s presentation of Adjusted net income, Adjusted SG&A, Adjusted SG&A margin, Adjusted EBITDA, and Adjusted EBITDA margin should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. In addition, Adjusted net income, free cash flow, Adjusted SG&A and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in GMS’s industry or across different industries. Please see the tables at the end of this release for a reconciliation of Adjusted EBITDA, free cash flow, Adjusted SG&A and Adjusted net income to the most directly comparable GAAP financial measures.

When calculating organic net sales growth, the Company excludes from the calculation (i) net sales of acquired businesses until the first anniversary of the acquisition date, and (ii) the impact of foreign currency translation.

Forward-Looking Statements and Information

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “confident,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the markets in which GMS operates, including in particular residential and commercial construction, and the economy generally, pricing, the demand for the Company’s products, the Company’s strategic priorities and the results thereof, service levels and the ability to drive value and results contained in this press release may be considered forward-looking statements. In addition, forward looking statements may include statements regarding the Company’s expectations concerning management’s plans for execution of a stock repurchase program, including the maximum amount, manner and duration of the purchase of the Company’s common stock under its authorized stock repurchase program. The Company has based forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control, including economic issues, geopolitical issues, and future public health issues, that may affect the Company’s business. Forward-looking statements involve risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, and in its other periodic reports filed with the SEC. In addition, the statements in this release are made as of June 22, 2023. The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to June 22, 2023.

Contact Information:

Investors:

Carey Phelps

ir@gms.com

770-723-3369

GMS Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2023	2022	2023	2022
Net sales	$1,304,102	$1,288,653	$5,329,252	$4,634,875
Cost of sales (exclusive of depreciation and amortization shown separately below)	879,626	875,853	3,603,307	3,146,600
Gross profit	424,476	412,800	1,725,945	1,488,275
Operating expenses:
Selling, general and administrative	279,764	264,473	1,093,827	950,125
Depreciation and amortization	30,822	32,365	126,907	119,232
Total operating expenses	310,586	296,838	1,220,734	1,069,357
Operating income	113,890	115,962	505,211	418,918
Other (expense) income:
Interest expense	(18,184)	(14,267)	(65,843)	(58,097)
Other income, net	2,677	1,227	8,135	3,998
Total other expense, net	(15,507)	(13,040)	(57,708)	(54,099)
Income before taxes	98,383	102,922	447,503	364,819
Provision for income taxes	22,790	26,426	114,512	91,377
Net income	$75,593	$76,496	$332,991	$273,442
Weighted average common shares outstanding:
Basic	41,239	42,977	41,904	43,075
Diluted	41,913	43,776	42,592	43,898
Net income per common share:
Basic	$1.83	$1.78	$7.95	$6.35
Diluted	$1.80	$1.75	$7.82	$6.23

GMS Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except per share data)

	April 30, 2023	April 30, 2022
Assets
Current assets:
Cash and cash equivalents	$164,745	$101,916
Trade accounts and notes receivable, net of allowances of $13,636 and $9,346, respectively	792,232	750,046
Inventories, net	575,495	550,953
Prepaid expenses and other current assets	17,051	20,212
Total current assets	1,549,523	1,423,127
Property and equipment, net of accumulated depreciation of $264,650 and $227,288, respectively	396,419	350,679
Operating lease right-of-use assets	189,351	153,271
Goodwill	700,813	695,897
Intangible assets, net	399,660	454,747
Deferred income taxes	19,839	17,883
Other assets	11,403	8,795
Total assets	$3,267,008	$3,104,399
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$377,003	$367,315
Accrued compensation and employee benefits	119,887	107,925
Other accrued expenses and current liabilities	107,675	127,938
Current portion of long-term debt	54,035	47,605
Current portion of operating lease liabilities	47,681	38,415
Total current liabilities	706,281	689,198
Non-current liabilities:
Long-term debt, less current portion	1,044,642	1,136,585
Long-term operating lease liabilities	141,786	112,161
Deferred income taxes, net	51,223	46,802
Other liabilities	48,319	55,155
Total liabilities	1,992,251	2,039,901
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 500,000 shares authorized; 40,971 and 42,773 shares issued and outstanding as of April 30, 2023 and 2022, respectively	410	428
Preferred stock, par value $0.01 per share, 50,000 shares authorized; 0 shares issued and outstanding as of April 30, 2023 and 2022	—	—
Additional paid-in capital	428,508	522,136
Retained earnings	880,968	547,977
Accumulated other comprehensive loss	(35,129)	(6,043)
Total stockholders' equity	1,274,757	1,064,498
Total liabilities and stockholders' equity	$3,267,008	$3,104,399

GMS Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Year Ended April 30,
	2023	2022
Cash flows from operating activities:
Net income	$332,991	$273,442
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	126,907	119,232
Write-off and amortization of debt discount and debt issuance costs	1,468	2,744
Equity-based compensation	22,098	17,354
Gain on disposal of assets	(1,413)	(913)
Deferred income taxes	220	(351)
Other items, net	13,270	5,706
Changes in assets and liabilities net of effects of acquisitions:
Trade accounts and notes receivable	(37,024)	(162,118)
Inventories	(16,802)	(156,311)
Prepaid expenses and other assets	1,367	(92)
Accounts payable	6,665	28,423
Accrued compensation and employee benefits	11,754	32,564
Other accrued expenses and liabilities	(19,764)	19,931
Cash provided by operating activities	441,737	179,611
Cash flows from investing activities:
Purchases of property and equipment	(52,672)	(41,082)
Proceeds from sale of assets	2,879	1,922
Acquisition of businesses, net of cash acquired	(61,677)	(348,050)
Cash used in investing activities	(111,470)	(387,210)
Cash flows from financing activities:
Repayments on revolving credit facilities	(647,247)	(1,178,897)
Borrowings from revolving credit facilities	546,113	1,390,222
Payments of principal on long-term debt	(5,110)	(5,110)
Payments of principal on finance lease obligations	(35,845)	(31,365)
Repurchases of common stock	(110,776)	(35,488)
Payment of acquisition holdback liability	(13,500)	—
Debt issuance costs	(3,157)	—
Proceeds from exercises of stock options	4,715	4,434
Payments for taxes related to net share settlement of equity awards	(4,005)	(2,850)
Proceeds from issuance of stock pursuant to employee stock purchase plan	3,203	2,332
Cash (used in) provided by financing activities	(265,609)	143,278
Effect of exchange rates on cash and cash equivalents	(1,829)	(775)
Increase (decrease) in cash and cash equivalents	62,829	(65,096)
Cash and cash equivalents, beginning of year	101,916	167,012
Cash and cash equivalents, end of year	$164,745	$101,916
Supplemental cash flow disclosures:
Cash paid for income taxes	$110,366	$86,288
Cash paid for interest	61,752	46,204

GMS Inc.

Net Sales by Product Group (Unaudited)

(dollars in thousands)

	Three Months Ended				Year Ended
	April 30, 2023	% of Total	April 30, 2022	% of Total	April 30, 2023	% of Total	April 30, 2022	% of Total
Wallboard	$544,684	41.8%	$491,062	38.1%	$2,151,505	40.4%	$1,710,851	36.9%
Ceilings	155,135	11.9%	148,869	11.6%	628,821	11.8%	567,700	12.2%
Steel framing	223,810	17.2%	276,901	21.5%	1,011,309	19.0%	1,027,941	22.2%
Complementary products	380,473	29.1%	371,821	28.8%	1,537,617	28.8%	1,328,383	28.7%
Total net sales	$1,304,102		$1,288,653		$5,329,252		$4,634,875

GMS Inc.

Net Sales and Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Net Sales			Organic Sales
	Three Months Ended April 30,			Three Months Ended April 30,
	2023	2022	Change	2023	2022	Change
Wallboard	$544.7	$491.1	10.9%	$546.8	$491.1	11.4%
Ceilings	155.1	148.9	4.2%	154.5	148.9	3.8%
Steel framing	223.8	276.9	(19.2)%	224.0	276.9	(19.1)%
Complementary products	380.5	371.8	2.3%	371.7	371.8	—%
Total net sales	$1,304.1	$1,288.7	1.2%	$1,297.0	$1,288.7	0.7%

GMS Inc.

Per Day Net Sales and Per Day Organic Sales by Product Group (Unaudited)

(dollars in millions)

	Per Day Net Sales			Per Day Organic Sales
	Three Months Ended April 30,			Three Months Ended April 30,
	2023	2022	Change	2023	2022	Change
Wallboard	$8.6	$7.7	12.7%	$8.7	$7.7	13.1%
Ceilings	2.5	2.3	5.9%	2.5	2.3	5.4%
Steel framing	3.6	4.3	(17.9)%	3.6	4.3	(17.8)%
Complementary products	6.0	5.8	4.0%	5.9	5.8	1.5%
Total net sales	$20.7	$20.1	2.8%	$20.7	$20.1	2.2%

	Per Day Organic Growth
	Three Months Ended April 30, 2023
	Volume	Price/Mix/Fx
Wallboard	(2.5)%	15.7%
Ceilings	(1.0)%	6.4%
Steel framing	6.4%	(24.2)%

GMS Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2023	2022	2023	2022
Net income	$75,593	$76,496	$332,991	$273,442
Interest expense	18,184	14,267	65,843	58,097
Interest income	(897)	(96)	(1,287)	(163)
Provision for income taxes	22,790	26,426	114,512	91,377
Depreciation expense	15,964	14,993	61,177	55,437
Amortization expense	14,858	17,372	65,730	63,795
EBITDA	$146,492	$149,458	$638,966	$541,985
Stock appreciation expense(a)	1,815	1,277	7,703	4,403
Redeemable noncontrolling interests(b)	(25)	898	1,178	1,983
Equity-based compensation(c)	3,019	2,718	13,217	10,968
Severance and other permitted costs(d)	2,372	463	2,788	1,132
Transaction costs (acquisitions and other)(e)	807	(344)	1,961	3,545
Gain on disposal of assets(f)	(799)	(439)	(1,413)	(913)
Effects of fair value adjustments to inventory(g)	487	217	1,123	3,818
Debt transaction costs(h)	173	—	173	—
EBITDA adjustments	7,849	4,790	26,730	24,936
Adjusted EBITDA	$154,341	$154,248	$665,696	$566,921

Net sales	$1,304,102	$1,288,653	$5,329,252	$4,634,875
Adjusted EBITDA Margin	11.8%	12.0%	12.5%	12.2%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains and losses from the sale and disposal of assets.
(g)	Represents the non-cash cost of sales impact of acquisition accounting adjustments to increase inventory to its estimated fair value.
(h)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Cash Provided By Operating Activities to Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2023	2022	2023	2022
Cash provided by operating activities	$204,810	$199,498	$441,737	$179,611
Purchases of property and equipment	(19,422)	(7,921)	(52,672)	(41,082)
Free cash flow (a)	$185,388	$191,577	$389,065	$138,529

(a) Free cash flow is a non-GAAP financial measure that we define as net cash provided by (used in) operations less capital expenditures.

GMS Inc.

Reconciliation of Selling, General and Administrative Expense to Adjusted SG&A (Unaudited)

(in thousands)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2023	2022	2023	2022
Selling, general and administrative expense	$279,764	$264,473	$1,093,827	$950,125

Adjustments
Stock appreciation expense(a)	(1,815)	(1,277)	(7,703)	(4,403)
Redeemable noncontrolling interests(b)	25	(898)	(1,178)	(1,983)
Equity-based compensation(c)	(3,019)	(2,718)	(13,217)	(10,968)
Severance and other permitted costs(d)	(2,384)	(476)	(2,875)	(1,216)
Transaction costs (acquisitions and other)(e)	(807)	344	(1,961)	(3,545)
Gain on disposal of assets(f)	799	439	1,413	913
Debt transaction costs(g)	(173)	—	(173)	—
Adjusted SG&A	$272,390	$259,887	$1,068,133	$928,923

Net sales	$1,304,102	$1,288,653	$5,329,252	$4,634,875
Adjusted SG&A margin	20.9%	20.2%	20.0%	20.0%

(a)	Represents changes in the fair value of stock appreciation rights.
(b)	Represents changes in the fair values of noncontrolling interests and deferred compensation agreements.
(c)	Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(d)	Represents severance expenses and other costs permitted in the calculation of Adjusted EBITDA under the ABL Facility and the Term Loan Facility.
(e)	Represents costs related to acquisitions paid to third parties.
(f)	Includes gains and losses from the sale and disposal of assets.
(g)	Represents costs paid to third-party advisors related to debt refinancing activities.

GMS Inc.

Reconciliation of Income Before Taxes to Adjusted Net Income (Unaudited)

(in thousands, except per share data)

	Three Months Ended		Year Ended
	April 30,		April 30,
	2023	2022	2023	2022
Income before taxes	$98,383	$102,922	$447,503	$364,819
EBITDA adjustments	7,849	4,790	26,730	24,936
Acquisition accounting depreciation and amortization (1)	11,111	13,226	49,931	45,779
Adjusted pre-tax income	117,343	120,938	524,164	435,534
Adjusted income tax expense	28,749	29,630	128,420	106,706
Adjusted net income	$88,594	$91,308	$395,744	$328,828
Effective tax rate (2)	24.5%	24.5%	24.5%	24.5%

Weighted average shares outstanding:
Basic	41,239	42,977	41,904	43,075
Diluted	41,913	43,776	42,592	43,898
Adjusted net income per share:
Basic	$2.15	$2.12	$9.44	$7.63
Diluted	$2.11	$2.09	$9.29	$7.49

(1)	Depreciation and amortization from the increase in value of certain long-term assets associated with the April 1, 2014 acquisition of the predecessor company and amortization of intangible assets from the acquisitions of Titan, Westside Building Material and Ames Taping Tools.

(2)	Normalized cash tax rate excluding the impact of acquisition accounting and certain other deferred tax amounts.